INTERNATIONAL MUREX TECHNOLOGIES CORPORATION
                     COMPUTATION OF EARNINGS PER SHARE (1)



                                               Three Months       Six Months
                                                  Ended             Ended
                                                 June 30,          June 30,
                                             ---------------    ---------------
                                              1997     1996      1997     1996
                                             ------   ------    ------   ------
      PRIMARY
      Weighted average shares outstanding
         during the period                   16,482   16,165    16,434   16,162
      Shares issuable upon assumed exercise
         of stock options and warrants, less
         amounts assumed repurchased under
         the treasury stock method(2)           870                906
                                             ------   ------    ------   ------

      Total common shares and common
         shares equivalents                  17,352   16,165    17,340   16,162
                                             ======   ======    ======   ======

      Net income (loss)                      $2,089    ($174)   $3,748  ($1,283)
                                             ======   ======    ======   ======

      Primary per share amount                $0.12   ($0.01)    $0.22   ($0.08)
                                             ======   ======    ======   ======

      FULLY DILUTED (3)
      Total common shares and common
         share equivalents                   17,352   16,165    17,340   16,162
      Additional shares issuable upon
         assumed exercise of stock options
         and warrants, less amounts assumed
         repurchased under the treasury
         stock method(2)                         59                 37
                                             ------   ------    ------   ------

      Total                                  17,411   16,165    17,377   16,162
                                             ======   ======    ======   ======

      Net income (loss)                      $2,089    ($174)   $3,748  ($1,283)
                                             ======   ======    ======   ======

      Fully diluted per share amount          $0.12   ($0.01)    $0.22   ($0.08)
                                             ======   ======    ======   ======


  (1) Weighted average share and dollar amounts, except per share amounts, are stated in thousands

  (2) Shares issued from assumed exercise of options and warrants include the number of incremental shares which result from applying the "treasury stock method" for options and warrants, APB Opinion No. 15, paragraph
       36. The options and warrants are antidilutive in 1996 and are not included in the calculation.

  (3) This calculation is submitted in accordance with 17 CFR 229.601(b)(11) although not required by APB
       Opinion No. 15 because it results in dilution of less than 3%.